EXHIBIT 10.1

SEPARATION, CONSULTING AND GENERAL RELEASE AGREEMENT

This Separation, Consulting and General Release Agreement (this “Agreement”) is being entered into by and between Source Interlink Companies, Inc. (“Source” or the “Company”) and Jason Flegel (“Flegel”) (collectively, the “Parties”) as of the date of Flegel’s execution of this Agreement (the “Date of this Agreement”), subject to the provisions of Section 5(b) below.

WHEREAS, Flegel was employed by the Company pursuant to an Executive Employment Agreement dated as of February 28, 2005 (the “Employment Agreement”);

WHEREAS, subject to the provisions of Section 5(b) below, the Parties wish to terminate their employment relationship and the Employment Agreement on mutually acceptable terms and conditions effective as of October 31, 2007; and

THEREFORE in consideration of the foregoing promises and the terms and conditions set forth below, the Parties agree as follows:

1.                  Termination.  Subject to the provisions of Section 5(b) below, Flegel acknowledges (a) the termination of the Employment Agreement, and (b) the termination of his employment from any and all positions within the Company or any of its affiliates, as an employee and/or officer effective as of 5:00 p.m. on October 31, 2007 (the “Termination Date”), and hereby resigns from such positions.  In consideration of the foregoing, the Company shall pay to Flegel the sum of One Hundred Twenty Thousand ($120,000) (the “Termination Fee”) which shall be payable in six equal installments of $20,000 each on the 15th day of each calendar month commencing on November 15, 2007 such that the final installment shall be paid on April 15, 2008.  Subject to the provisions of Section 4 below, Flegel understands that he is giving up any right or claim to compensation or benefits of employment with the Company beyond the Termination Date, including without limitation, any compensation, benefits or other rights under the Employment Agreement, except that he shall be entitled to the compensation and benefits provided in this Agreement.

2.                  Consulting Agreement.  Provided that Flegel timely signs and delivers, and does not revoke, this Agreement, Flegel shall become a consultant to the Company upon the terms set forth herein.

a.             Term.  The term of Flegel’s consulting arrangement shall begin on the Termination Date and end on April 30, 2008, unless earlier terminated due to Flegel’s death or disability (the “Term”).

b.             In the event of a termination of Flegel’s consulting services for Disability or death, the Company shall have no obligation to provide any future payments or benefits pursuant to this Agreement after the date of Disability or death, except the Company shall remain obligated to pay the Termination Fee as set forth in Section 1, any Earned but Unpaid Compensation as set forth in Section 2(e) and any un-reimbursed expenses incurred during the Term as set forth in Section 2(i).  For purposes of the preceding sentence, “Disability” shall mean a determination by the Board that Flegel has been unable to perform consulting services effectively for thirty (30) or more consecutive days, or for sixty (60) or more days in any calendar year. For purposes of this Section 2(b) and Section 11(c) below, “Earned but Unpaid” with respect to the compensation provided for in Section 2(e) shall mean that all events required to have occurred for Flegel to be entitled to payment of compensation have occurred during the Term and within the time frame required under Section 2(e), but the compensation has not yet been paid.

                                c.             Reporting Relationship.  Flegel shall report to James R. Gillis or such senior-level executive(s) as James R. Gillis may designate from time to time (the “Supervisor”).

                                d.             Duties.  The Company hereby appoints Flegel as an independent consultant to the Company, and Flegel hereby accepts such appointment.  During the Term, Flegel shall provide such consulting services to the Company and its subsidiaries, as the Supervisor may reasonably request, from time to time, in connection with the business opportunities described in Schedule A to this Agreement.  This Agreement does not create any employment or agency relationship between Flegel and the Company.  The relationship of Flegel during the Term will be solely as an independent contractor to the Company.  The Company has not authorized Flegel to, and Flegel acknowledges that he has no authority to, commit, bind or speak for the Company, and Flegel shall not knowingly do any act which might cause any third party to reasonably believe that Flegel has the power or authority to contract or incur any commitment on behalf of Company, or that Flegel is an employee or agent of Company.  Subject to Section 11 below, the Company agrees and acknowledges that Flegel shall be permitted to have a financial interest in, work for, consult with, advise, assist or otherwise be connected with any other business or enterprise during the Term.  In addition, the Company agrees that Flegel’s employment by or performance of services for or on behalf of his father, S. Leslie Flegel (“SLF”) or another party on behalf of SLF, or the solicitation of Flegel’s employment or service by, for or on behalf of SLF or by another party on behalf of SLF will not be a violation of Section 13d of the Separation, Consulting and General Release Agreement between SLF and the Company dated November 10, 2006, and the Company shall provide a letter to SLF to such effect. The foregoing sentence shall not constitute a consent to or waiver of any provision of this Agreement, including those set forth in Sections 10 and 11 hereof.

                                e.             Consulting Compensation Payments.  As compensation to Flegel for the services to be performed by him during the Term under the consulting arrangement with the Company, Flegel shall receive from the Company the four payments described in Schedule A, in each case payable not later than 15 days after the execution of the agreement or agreements which are described as being part of the project to be completed under the applicable part of Schedule A.

The Company shall have sole and absolute discretion to determine whether or not to pursue the  agreement or agreements which are described as being part of the project to be completed under Schedule A and nothing in this Agreement shall be interpreted to obligate the Company to pursue such agreement(s) or approve or agree to any such agreement(s); provided however that the Company and Flegel agree to deal with each other in good faith with respect to the pursuit of the projects by the stated completion date, as is described in Schedule A.  If the Company pursues such any such agreement or or agreements, then the Company shall have sole and absolute discretion to accept or reject any proposed terms related thereto and to elect not to enter into any definitive agreement(s).  If the Company elects for any reason not to pursue any such agreement or agreements, or pursues but ultimately elects for any reason not to enter into definitive agreement(s) on or before the stated completion date, the Company shall have no liability to Flegel and no obligation pay Flegel any of the compensation payments referenced above.

                                f.              Healthcare Insurance.  During the Term, the Company shall provide Flegel with healthcare insurance substantially similar to that provided to Flegel immediately prior to the execution of this Agreement under and subject to the same terms and conditions (including without limitation contribution to premiums, deductibles, co-payments and caps) as are applicable to executive officers generally during the Term.  Flegel shall not be entitled to participate in the Execucare Program.  To accomplish this provision, the Company shall, if at all possible, provide for Flegel’s participation in the Company’s healthcare insurance plan. In the event that the Company cannot include Flegel in the Company’s healthcare insurance plan, the Company may satisfy its obligations under this Section by paying a proportionate part of Flegel’s COBRA premium so long as he remains eligible for COBRA benefits during the Term.  Flegel may elect to continue or commence COBRA coverage at the end of the Term.

                                g.             Except as set forth in Section 2(f), Flegel acknowledges that during the Term and as an independent contractor, Flegel will not be eligible for or receive any benefits for which employees of the Company are eligible.  Notwithstanding the above, Flegel will assume responsibility and pay for the three life insurance policies (issued by First Colony) on his life owned and/or paid for by the Company and the Company agrees to cooperate with Flegel to effectuate his assumption of ownership and responsibility for such policies.

                                h.             Expense Reimbursement.  The Company shall pay directly, or shall reimburse Flegel for, reasonable and necessary expenses approved in advance by the Supervisor and incurred by Flegel during the Term in the interest of the business of the Company.  The Company acknowledges that Flegel is likely to be required to travel to perform his duties under Section 2(d) of this Agreement.  Flegel’s travel expenses and accommodations shall be consistent with Company’s regular practices for senior executives’ travel.  All such expenses paid by Flegel shall be promptly reimbursed by the Company upon presentation by Flegel of an itemized account of such expenditures, sufficient to support their deductibility by the Company for federal income tax purposes (without regard to whether or not the Company’s deduction for such expenses is limited for federal income tax purposes), such submissions to be made within thirty (30) days after the date such expenses are incurred.

                                i.              Accrued Vacation.  Notwithstanding Section 4.6 of the Employment Agreement, the Company shall pay Flegel a total of $18,269.60 as full compensation for Flegel’s unused vacation days that have accrued for 2007 through the Termination Date.  Subject to Section 4 of this Agreement, such payment shall be paid to Flegel on the same date as the payment of his final paycheck due under the Employment Agreement.

3.                  Sole Financial Obligation.  The compensation and benefits set forth in Section 1 and 2 of this Agreement are the sole and exclusive financial obligations of the Company to Flegel under this Agreement or otherwise in connection with Flegel’s employment, consulting, or the termination of his employment or consulting.  Notwithstanding the above, Flegel’s rights under any applicable retirement, deferred compensation, 401k, pension, stock, stock option or restricted stock plan shall not be modified by this Agreement, and his rights shall be consistent with the provisions of such plans and agreements entered into pursuant to those plans.  Flegel understands that, leaving aside any rights under any applicable retirement, deferred compensation, 401k, pension, stock, stock option or restricted stock plan and leaving aside Flegel’s right to indemnification under applicable law and the Company’s articles and bylaws for claims brought against him arising out of his service as an officer of the Company and its subsidiaries and affiliates, he is otherwise giving up any and all rights and benefits of employment.

4.                  Tax Withholding.  The Company shall withhold from any payment or benefit under Section 2 of this Agreement any and all withholding taxes it believes are required by applicable law, and to otherwise take all actions it believes necessary to satisfy it obligations to pay such withholding taxes.  With regard to payments and benefits provided under Section 2 of this Agreement and subject to the foregoing sentence, the Company will not withhold any state or federal FICA or other withholding taxes, social security taxes, Medicare taxes, disability or other insurance payments or any other taxes, assessments or payments (collectively, “Employment Taxes”).  To the extent applicable, the Company will issue to Flegel an Internal Revenue Service Form 1099 at the time, in the manner and containing the information required by the Internal Revenue Code of 1985, as amended (the “Code”).  To the extent not withheld, Flegel shall be solely responsible for the payment of any and all Employment Taxes and any other taxes, assessments or payments owed in connection with its receipt of compensation paid by Company hereunder.

5.                  Release by Flegel.

a.             General Release. In exchange for the payments and benefits provided in this Agreement, Flegel does hereby settle, waive, release and forever discharge the Company, its parent, subsidiary and affiliate corporations, and each of their respective past and present parents, subsidiaries, affiliates, associates, owners, members, stockholders, predecessors, successors, assigns, employees, agents, directors, officers, partners, representatives, lawyers, and all persons acting by, through, under, or in concert with them, or any of them (collectively, the “Company Releasees”), of and from any and all manner of claims or causes of action, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), that Flegel now has or may hereafter have against the Company Releasees by reason of any and all contracts, agreements, acts, omissions, events or facts occurring or existing prior to the date hereof.  The Claims released hereunder include, without limitation, any alleged breach of the Employment Agreement; any express or implied employment agreement; any alleged torts or other alleged legal restrictions relating to Flegel’s employment and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 USC Section 1981, et seq.; Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Rehabilitation Act of 1973, as amended; the Florida Human Relations Act; the Florida Civil Rights Act of 1992; any applicable collective bargaining agreements; and/or any other local, state or federal law, regulation or ordinance governing or relating to the employment relationship.  This release shall not apply to the Company’s obligations hereunder, to any vested retirement, 401k, pension, stock, stock option, or restricted stock plan benefits, rights under the Company’s Nonqualified Excess Plan effective January 1, 1997, rights under the Company’s Deferred Compensation Plan effective July 1, 2005 or to Flegel’s right to indemnification under applicable law and the Company’s articles and bylaws for claims brought against him arising out of his service as an officer of the Company and its subsidiaries and affiliates.

b.             Older Worker’s Benefit Protection Act.

Flegel agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”).  The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

                                (1)           This paragraph and this Agreement are written in a manner calculated to be understood by him.

                                (2)           The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which he signs this Agreement.

                                (3)           This Agreement provides for consideration in addition to anything of value to which he is already entitled.

                                (4)           Flegel has been advised to consult an attorney before signing this Agreement.

                                                                                                (5)           Flegel has been granted twenty-one (21) days after he is presented with this Agreement to decide whether or not to sign this Agreement.  If he executes this Agreement prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

                                                                                                (6)           Flegel has the right to revoke this general release within seven (7) days of signing this Agreement.  In the event this general release is revoked, this Agreement will be null and void in its entirety.

If he wishes to revoke this agreement, Flegel shall deliver written notice stating his intent to revoke this Agreement to the Supervisor on or before 5:00 p.m. on the seventh (7th) day after the date on which he signs this Agreement.

c.             No Assignment.  Flegel represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Flegel may have against the Company Releasees, or any of them.  Flegel agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from Flegel.

d.             No Actions.  Flegel represents and warrants that he is not presently aware of any injury for which he may be eligible for workers’ compensation benefits.  Flegel agrees that if Flegel hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then Flegel will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim.  Provided, however, that Flegel shall not be obligated to pay the Company Releasees’ attorneys’ fees to the extent such fees are attributable to claims under the Age Discrimination in Employment Act or a challenge to the validity of the release of claims under the Age Discrimination in Employment Act.  Notwithstanding the foregoing, Flegel does not limit, waive or release any (and specifically reserves) all rights and remedies, in law and in equity, to enforce the terms of this Agreement.

6.                  No Admission.  Flegel and the Company further understand and agree that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by Flegel or the Company Releasees.  The Company further agrees that Flegel’s performance of his duties and responsibilities was at all times satisfactory and in accordance with the Employment Agreement.

7.                  Severability.  The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.

8.                  Confidentiality.  The terms of this Agreement are to be kept confidential by Flegel and the Company.  Notwithstanding the foregoing, nothing shall prevent or restrict Flegel from disclosing the terms of this Agreement to (i) immediate family and/or professionals who advise Flegel with respect to financial or legal matters after Flegel has obtained such persons’ agreement to respect the confidentiality provisions herein, (ii) local, state or federal tax authorities, and/or (iii) as required by applicable law.  The Parties acknowledge, however, that the Company may have an obligation to disclose this Agreement, or the terms thereof, by law and/or rule or regulation of the SEC and/or NASDAQ and, as such, the Agreement, or the terms thereof, may not, in fact, be kept confidential by the Company.  Accordingly, to the extent the Company is obligated to disclose this Agreement, or the terms thereof, Flegel shall be permitted to disclose the same information.

9.                  No Disparagement/Professional Conduct.  Flegel further agrees not to disparage the Company, its products or any Company Releasees.  Company further agrees, as a condition to Flegel’s execution of this Agreement, not to disparage Flegel.

10.                Protection of Confidential Information and Property.

a.             Flegel acknowledges that, except for information that from time to time has been properly disclosed by the Company in public filings and announcements and commercial dealings, the Company has or may have a legitimate need for and/or interest in protecting the confidentiality of all information and data pertaining to the business and affairs of the Company and its subsidiaries, including without limitation information and data relating to (i) manufacturing operations and costs, (ii) distribution and servicing methods and costs, (iii) merchandising techniques, (iv) sales and promotional methods, (v) customer, vendor and personnel relationships and arrangements, (vi) research and development projects, (vii) information and data processing technologies, and (viii) strategic and tactical plans and initiatives (all such information and data, other than that which has been properly disclosed as aforesaid, being hereinafter referred to as “Confidential Information”).

b.             Flegel acknowledges that, in the course of his employment and consultancy, (i) he has participated and/or will participate in the development of Confidential Information, (ii) he has been and/or will be involved in the use and application of Confidential Information for corporate purposes, and (iii) he otherwise has been and/or will be given access to and entrusted with Confidential Information for corporate purposes.

c.             Flegel agrees that, during the Term, he shall possess and use the Confidential Information solely and exclusively to protect and advance the interests of the Company and the Company’s controlled subsidiaries; and that at all times thereafter, he (i) shall continue to treat the Confidential Information as proprietary to the Company, and (ii) shall not make use of, or divulge to any third party, all or any part of the Confidential Information unless and except to the extent so authorized in writing by the Company or required by judicial, legislative or regulatory process.  Flegel may use Confidential Information in connection with the business opportunities described in Schedule A, unless the Company notifies Flegel in writing that such use is prohibited.

d.             Flegel acknowledges that during his employment he created and/or was furnished with, and during the Term, he will create and/or be furnished with (i) materials that embody or contain Confidential Information (in written and electronic form) and (ii) other tangible items that are the property of the Company and its subsidiaries.  Flegel agrees that, upon expiration, or other termination of the Term, or sooner if the Company so requests, he shall promptly deliver to the Company all such materials and other tangible items so created and/or furnished, including without limitation drawings, blueprints, sketches, manuals, letters, notes, notebooks, reports, lists of customers and vendors, personnel lists, computer disks and printouts, computer hardware and printers, and that he shall not retain any originals or copies of such materials, or any of such tangible items, unless and except to the extent so authorized in writing by the Company.

e.             Flegel agrees to inform all prospective employers and consulting clients of the content of this Section 10 and of Section 11 of this Agreement prior to his acceptance of employment and consulting engagements.

11.                Restrictions against Competition and Solicitation.

a.             Flegel agrees that, during the Term and the Restricted Period (defined in Section 11(b)(1) below), he shall not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with, or own or have any financial interest in, any Competitive Enterprise (defined in Section 11(b)(2) below).

b.             For purposes of this Section 11:

                                                                (1)           “Restricted Period” means the twenty four (24) month period beginning on May 1, 2008;

                                                                (2)           “Competitive Enterprise” means any person or business organization engaged, directly or indirectly, in the business of (i) designing, manufacturing and marketing front-end fixtures, shelving and other display equipment and accessories for use by retail stores; (ii) distribution and fulfillment of magazines, books, pre-recorded music and video and video games, (iii) rendering third party billing and collection services with respect to claims for manufacturer rebates and incentive payments payable to retailers respecting the sale of magazines, periodicals, confections and general merchandise, and/or (iv) providing sales and marketing data and analyses to retailers and vendors of products distributed by the Company.

It is understood and agreed that Flegel shall not be deemed to violate the provisions of this Section 11 solely by virtue of his performance of the duties described in Section 2.d. of this Agreement during the Term.

c.             Without limitation of the Company’s rights and remedies under this Agreement or as otherwise provided by law or in equity, it is understood and agreed between the parties that the right of Flegel to receive any future payments otherwise due under this Agreement shall be suspended and canceled if and for so long as he is in violation of the foregoing covenant not to compete, except the Company shall remain obligated to pay any Earned but Unpaid Termination Fee as set forth in Section 1, any Earned but Unpaid Compensation as set forth in Section 2(e), and any un-reimbursed expenses incurred during the Term as set forth in Section 2(h).

d.             Flegel agrees further that, during the Term and the Restricted Period, he will not, directly or indirectly, either for himself or on behalf of any other person or entity, employ or attempt to employ or solicit the employment or services of any person who is at that time, or has been within six (6) months immediately prior thereto, employed by the Company or any subsidiary of the Company.

12.                Injunctive Relief and Costs.

a.             Flegel acknowledges that any violation of the provisions of Sections 10 and 11 of this Agreement may cause substantial and irreparable harm to the Company and its subsidiaries (and their constituencies), and that the nature and magnitude of the harm may be difficult or impossible to measure precisely or to compensate adequately with monetary damages.

b.             Flegel agrees that the Company shall have the right to enforce his performance of and compliance with any and all provisions of Sections 10 and 11 by seeking a restraining order and/or an order of specific performance and/or other injunctive relief against Flegel from a Florida court of competent jurisdiction, at any time or from time to time, if it appears that Flegel has violated or is about to violate any such provision.

c.             The provisions of this Section 12 are in addition to, and not in lieu of, any other rights and remedies that may be available to the Company for breach of any portion of this Agreement.

13.                Choice of Law.  The Parties acknowledge and agree that this Agreement shall be interpreted in accordance with Florida law without regard to conflict of laws principles.  All disputes arising under or relating to this Agreement or the breach of this Agreement shall be brought exclusively in the federal or state courts of Florida, only if such disputes are not subject to arbitration under Section 19 of this Agreement.

14.                Compliance With Company Policies.  Flegel acknowledges that he has received and read and understands the intent and purposes of the Company’s Code of Business Conduct and Ethics.  Flegel shall comply with all lawful rules and policies of the Company, as in effect from time to time.

15.                Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, Flegel and the Company and their respective heirs, legal representatives, successors and assigns.

16.                Effect of Business Combination Transactions.  In the event of the merger or consolidation of the Company with any unrelated corporation or corporations, or of the sale by the Company of a major portion of its assets or of its business and good will, to an unrelated third party, this Agreement shall remain in effect and be assigned and transferred to the Company’s successor in interest as an asset of the Company, and the Company shall cause such assignee to assume the Company’s obligations hereunder.

17.                Sole and Entire Agreement.  This Agreement (including the schedules hereto) represents the sole and entire agreement among the Parties and supersedes all prior agreements (including the Employment Agreement), negotiations, and discussions between the Parties hereto and/or their respective counsel.  Any agreement amending or superseding this Agreement must be in writing, signed by duly authorized representatives of the Parties, specifically reference this Agreement; and state the intent of the Parties to amend or supersede this Agreement.

18.                Arbitration.  Except as provided in Section 12 regarding the Company’s right to seek an injunction, the Parties hereby agree to submit any claim or dispute arising out of or relating to the terms of this Agreement, as to Flegel’s employment, or as to the termination of Flegel’s employment to private and confidential arbitration by a single neutral arbitrator.  Subject to the terms of this Section, the arbitration proceedings shall be governed by the rules of AAA applicable to employment disputes as they may be in effect from time to time, and shall take place in Miami, Florida.  The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by AAA pursuant to its rules.  The decision of the arbitrator shall be rendered in writing and be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction.  The arbitrator’s fees and/or any other fees payable to AAA shall be shared in accordance with the rules of AAA.  The Parties shall each bear their own attorneys’ fees, witness expenses, expert fees and other costs, except to the extent they may be awarded otherwise by the arbitrator in accordance with applicable law.  This arbitration procedure is intended to be the sole and exclusive method of resolving any claim between the Parties, and each of the Parties hereby waives any right to a jury trial with respect to such claims.

19.                Headings.  The headings in this Agreement are provided solely for the Parties’ convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of this Agreement.

20.                Construction of Agreement.  Both Parties have been represented by, or had the opportunity to be represented by counsel in connection with this Agreement.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

21.                Counterparts.  For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Date: 10.27.07

SOURCE INTERLINK COMPANIES, INC.

By:	/s/ Wm D. Bailey

Name:
Its:	CAO

FLEGEL

Date: 10.30.07	/s/ Jason Flegel
Jason Flegel